GOOD STANDING CERTIFICATE

The undersigned as an officer of Garb Oil & Power Corporation hereby certifies that Garb Oil & Power Corporation is in good standing under the corporate laws of the State of Utah.

Dated this 27	day of October 2009.

__s/ Matthew Shepard
Matthew Shepard, President

CERTIFICATE REGARDING ISSUED AND OUTSTANDING SHARES

The undersigned as an office of Garb Oil & Power Corporation hereby certifies that on this 27 day of October 2009 according to the transfer agent there were 49,170,709 shares of common stock of Garb Oil & Power Corporation issued and outstanding.

Dated this 27 day of October 2009.

s/ Matthew Shepard
Matthew Shepard, President